Consent of Independent Petroleum Engineers

     We hereby consent to the use of the name H.J. Gruy and Associates, Inc., and of references to H.J. Gruy and Associates, Inc., and to inclusion of and reference to our report or information from our report contained therein, dated February 16, 2004 prepared for Range Resources Corporation, in the Registration Statements on Forms S-4/A (No. 333-78231 and 333-108516) and on Forms S-8 (No. 333-116320; 333-63764; 333-40380; 333-30534; 333-88657; 333-69905; 333-62439; 333-44821; 333-10719; and 333-105895) and in the related Prospectuses, (collectively, the “Registration Statements”) and the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003, and in the “Experts” section of the Registration Statements.

/s/ H.J. Gruy and Associates, Inc.

Houston, Texas

June 9, 2004